Exhibit 99.1

Mace Security International Announces That Board Member Dr. Constantine N. Papadakis Died Unexpectedly Sunday Evening

HORSHAM, Pa.--(BUSINESS WIRE)--April 6, 2009--Mace Security International, Inc. (“Mace” or the “Company”) (Nasdaq Global:MACE) today announced that Mace Board member Dr. Constantine N. Papadakis died unexpectedly Sunday evening. Dr. Papadakis, who was in remission from cancer, was reported to have passed away from pulmonary complications. Dr. Papadakis was 63 years old.

“It is with great personal sadness that I announce that Dr. Papadakis has passed away,” said Dennis Raefield, CEO and President of Mace Security International, Inc. “He was a loyal supporter of Mace and our management direction, and we will sorely miss his sage advice and friendship. We are profoundly stunned at the early passing of a good man. Our deepest condolences go out to the Papadakis family.”

Dr. Papadakis is survived by his wife of 39 years, Eliana, and daughter Maria, 23. Dr. Papadakis was the President of Drexel University since 1995, and he was a member of Mace’s Board of Directors since 1999.

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®. The Company also operates a Digital Media Marketing and e-commerce business. In addition, Mace owns and operates car washes, and has previously announced that it is exiting this segment of its business. The Company’s remaining car washes are located in Texas. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace’s financial performance and could cause Mace’s actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

CONTACT:
Mace Security International, Inc.
Eduardo Nieves, Jr., Vice President
954-449-1313
ed@mace.com